Exhibit 5.1

OPINION LETTER

Australian Oilseeds Holdings Limited

126 – 142 Cowcumbla Street

Cootamundra, Australia

22 December 2025

Dear Sirs

Re: Australian Oilseeds Holdings Limited (the “Company”)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date, relating to the offer and sale from time to time of 165,000 ordinary shares, par value US$0.0001 per share (“Ordinary Shares”) of the Company, by the selling shareholders identified in the Registration Statement as follows:

●	2,200 Ordinary Shares owned by Guoxiang Cao that were issued in connection with the Company’s Business Combination with EDOC, the balance of this shareholder’s Ordinary Shares were registered on Form F-4 declared effective by the SEC on February 6, 2024;

●	18,700 Ordinary Shares owned by Kevin Chen that were issued in connection with the Company’s Business Combination with EDOC, the balance of this shareholder’s Ordinary Shares were registered on Form F-4 declared effective by the SEC on February 6, 2024;

●	18,700 Ordinary Shares owned by Bob Ai that were issued in connection with the Business Combination with EDOC, the balance of this shareholder’s Ordinary Shares were registered on Form F-4 declared effective by the SEC on February 6, 2024;

●	18,700 Ordinary Shares owned by Gang Li that were issued in connection with the Business Combination with EDOC, the balance of this shareholder’s Ordinary Shares were registered on Form F-4 declared effective by the SEC on February 6, 2024;

●	18,700 Ordinary Shares owned by Delta International that were issued in connection with the Business Combination with EDOC, the balance of this shareholder’s Ordinary Shares were registered on Form F-4 declared effective by the SEC on February 6, 2024;

●	18,700 Ordinary Shares owned by LZ Family Holding LLC that were issued in connection with the Business Combination with EDOC, the balance of this shareholder’s Ordinary Shares were registered on Form F-4 declared effective by the SEC on February 6, 2024; and

●	69,300 Ordinary Shares owned by Hanwen Gu that were issued in connection with the Business Combination with EDOC, the balance of this shareholder’s Ordinary Shares were registered on Form F-4 declared effective by the SEC on February 6, 2024.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

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Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Documents

For the purposes of giving this opinion, we have examined originals, copies, drafts or conformed copies of the following documents:

1.	a certificate of good standing in respect of the Company dated 10 December 2025 issued by the Registrar of Companies (the “Certificate of Good Standing”);

2.	the certificate of incorporation of the Company dated 29 December 2022;

3.	the register of directors (the “Register of Directors”), register of members (the “Register of Members”) and register of mortgages and charges (the “Register of Mortgages and Charges”) of the Company;

4.	the amended and restated Memorandum and Articles of Association of the Company adopted by special resolution of the shareholders on 21 March 2024 (the “Memorandum and Articles of Association”);

5.	a search of the Register of Writs and other Originating Process of the Cayman Islands Grand Court maintained by the Clerk of the Court (the “Court Register”) covering the period from the date of the Company’s incorporation (the “Litigation Search”);

6.	a certificate from a director of the Company a copy of which is annexed hereto dated 12 December 2025 (the “Director’s Certificate”);

7.	a copy of written resolutions of the board of directors of the Company dated 19 December 2025 the “Resolutions”);

8.	the Registration Statement (as defined above); and

9.	such other documents as we have considered necessary for the purposes of rendering this opinion.

(the documents listed in paragraphs 8-9 above are referred to in this opinion as the “Documents”).

Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. These opinions only relate to the laws of the Cayman Islands which are in force at the date of this opinion. In giving these opinions we have relied (without further verification) upon the completeness and accuracy (and the continuing accuracy as at the date hereof) of the Director’s Certificate, the Resolutions and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

1.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The Documents are within the capacity and powers of and have been or will be duly authorised, executed and unconditionally delivered by or on behalf of all the relevant parties in accordance with all relevant laws (other than with respect to the Company, the laws of the Cayman Islands).

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3.	The Documents constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with all their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands). All factual representations made in the Documents are accurate and complete.

4.	The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

5.	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

6.	All original documents are authentic, that all signatures, initials and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original, and that, unless we have received signed copies the Documents conform in every material respect to the latest drafts of the same produced to us.

7.	All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

8.	The board of directors of the Company considers the execution of the Documents and the transactions contemplated thereby to be in the best interests of the Company.

9.	All conditions precedent contained in the Documents have been or will be satisfied or waived.

10.	No disposition of property effected by any of the Documents is made wilfully to defeat an obligation owed to a creditor and/or at an undervalue.

11.	The Company was on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due from its own moneys.

12.	None of the Documents has been, or will they be, executed or delivered in the Cayman Islands.

13.	The copies of the Memorandum and Articles of Association, Register of Members, Register of Directors and Officers and Register of Mortgages and Charges provided to us by the Registered Office of the Company are true and correct copies of the originals of the same and that all matters required by law to be recorded therein are so recorded.

14.	The corporate records of the Company examined by us on 22 December 2025 at its Registered Office constitute its complete and accurate corporate records and that all matters required by law to be recorded therein are so recorded.

15.	There is nothing contained in the minute book or the corporate records of the Company, (which we have not inspected), which would or might affect the opinions herein after appearing;

16.	The Cause List and the Register of Writs and other Originating Process of the Cayman Islands Grand Court maintained by the Clerk of the Courts examined by us at the Courts Office on 22 December 2025 covering the period of six years prior to the date of search constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

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17.	The Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions in accordance with the Articles of Association of the Company, remain in full force and effect and have not been rescinded or amended.

18.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws governing any of the Documents.

19.	None of the parties to the Documents is a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions extended to the Cayman Islands by the Order of Her Majesty in Council.

20.	No amounts paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the performance of the Documents or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property (as defined in the Proceeds of Crime Act (as Revised) and the Terrorism Act (as Revised) (the “Terrorism Act”), respectively).

21.	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

22.	That the Company is not a central bank, monetary authority or other sovereign entity or state or, if it is, that the entry into the Documents “commercial transactions” for the purposes of Section 3 of the State Immunity Act of England which applies in the Cayman Islands and the transactions contemplated by the Documents are not an exercise of sovereign authority.

23.	In the event of an insolvency, liquidation, bankruptcy or reorganisation affecting the Company, no liquidator, creditor or other person would be able to set aside any disposition of property effected by the Company pursuant to the Documents.

24.	As a matter of all relevant laws (other than the laws of the Cayman Islands), any power of attorney given by the Company to execute the Documents has been duly executed by the Company and constitutes the persons named therein as the duly appointed attorney of the Company with such authority as is specified therein.

25.	The Company is not and will not become subject to the requirements of Part XVIIA of the Companies Act (as Revised).

26.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York.

Opinion

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out below, we are of the opinion that under the laws of the Cayman Islands:

1.	The Company is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands and has full corporate power and legal right to execute and deliver the Documents to be executed by it and to perform the provisions of the Documents to be performed on its part.

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2.	The Documents to which the Company is a party have been duly authorised and when executed and unconditionally delivered by the Company, will constitute a legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

3.	The execution, unconditional delivery and performance of the Documents to which the Company is a party, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

(a)	contravene any law or regulation of the Cayman Islands applicable to the Company; or

(b)	contravene the Memorandum of Association and Articles of Association of the Company.

4.	Neither the execution, delivery, performance of any of the Documents to which the Company is a party nor the consummation or performance of any of the transactions contemplated thereby by the Company, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency.

5.	The law chosen in each of the Documents to govern its interpretation would be upheld as a valid choice of law in any action on that document in the courts of the Cayman Islands.

6.	No taxes, fees or charges (other than the stamp duties mentioned in qualification 3 below) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

(a)	the execution or delivery of the Documents;

(b)	the enforcement of the Documents; or

(c)	payments made under, or pursuant to, the Documents.

7.	The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

8.	None of the parties to the Documents is or will be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, delivery, performance or enforcement of the Documents to which any of them is party.

9.	It is not necessary under the laws of the Cayman Islands:

(a)	in order to enable any party to any of the Documents to enforce their rights under the Documents; or

(b)	solely by reason of the execution, delivery and performance of the Documents,

that any party to any of the Documents should be licenses, qualified or otherwise entitled to carry on business in the Cayman Islands or any other political subdivision.

10.	Although there is no statutory enforcement in the Cayman Islands of judgments obtained in a foreign court, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty; and

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(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

11.	The Company has executed an effective submission to the jurisdiction of the courts of the various jurisdictions specified in the Documents to which it is a party.

12.	The Company is subject to civil and commercial law with respect to its obligations under the Documents and neither the Company nor any of its assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Documents to which it is a party, which obligations constitute private and commercial acts rather than governmental or public acts.

13.	Based solely on our search of the Register of Writs and Other Originating Process and the Register of Appeals (together, the “Court Registers”) maintained by the Clerk of the Court of the Grand Court of the Cayman Islands and by the Registrar of the Court of Appeal of the Cayman Islands respectively from the date of incorporation of the Company to 22 December 2025 (the “Litigation Search”), the Court Registers disclosed no writ, originating summons, originating motion, petition, counterclaim nor third party notice (“Originating Process”) nor any amended Originating Process pending before the Grand Court of the Cayman Islands nor any appeal pending before the Court of Appeal, in which the Company is a defendant or respondent.

14.	A judgment of a court in the Cayman Islands may be expressed in a currency other than Cayman Islands dollars.

15.	In the event of an insolvency, liquidation, bankruptcy or reorganisation affecting the Company, no liquidator, creditor or other person would be able to set aside any disposition of property effected by the Company pursuant to the Documents.

Qualifications

The opinions herein before given are subject to the following qualifications:

1.	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

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(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	any provision in the Documents purporting to impose obligations on a person who is not a party to such Documents (a “third party”) is unenforceable against that third party. Any provision in the Documents purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Documents expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands);

(k)	any provision of the Documents which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(m)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

2.	Applicable court fees will be payable in respect of the enforcement of the Documents.

3.	Cayman Islands stamp duty may be payable if the original Documents are executed in, brought to, or produced before a court of the Cayman Islands.

4.	A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, if, for example, it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

5.	If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

6.	The Company is registered as an exempted company in the Cayman Islands and it has accordingly filed a declaration with the Registrar of Companies to the effect that the operation of the Company will be conducted outside the Cayman Islands. As an exempted company, the Company may not trade in the Cayman Islands with any corporation except in furtherance of the business of the Company carried on outside the Cayman Islands. We express no opinion upon whether the Company, in performing its obligation under the Documents, would be in breach of these restrictions.

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7.	To maintain the Company in good standing under the laws of the Cayman Islands annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

8.	Under the laws of the Cayman Islands any term of the Documents which is governed by Cayman Islands law may be amended or waived orally or by the conduct of the parties thereto, notwithstanding any provision to the contrary contained in the Documents therefore we express no opinion upon the effectiveness of any provision of the Documents providing that the terms of such document may only be amended in writing.

9.	Notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

10.	The effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.

11.	Under section 195 of the Companies Act (as Revised) the Registrar of Companies of the Cayman Islands has the power at any time and from time to time to prohibit (i) the sale of any shares or debentures of the Company in the Cayman Islands or (ii) any invitation in the Cayman Islands to subscribe for any shares or debentures of the Company. So far as we are aware, such power has never been exercised.

12.	Any provision in the Documents purporting to impose obligations on or grant rights to a person who is not a party to the relevant agreement (a “third party”) is unenforceable by or against that third party unless:

(a)	such Document expressly provides in writing that such persons may in their own right enforce a term of such Document under the Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands;

(b)	the Memorandum and Articles expressly confers rights on such persons who are duly appointed as members of a board or committee of the Company;

(c)	they are persons acting pursuant to powers contained in a deed poll; or

(d)	they are beneficiaries under properly constituted trusts.

13.	Obligations to make payments that may be regarded as penalties will not be enforceable.

14.	A company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Documents whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Act (2025 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

15.	Cayman Islands law may not recognise the distinction between gross negligence and negligence and, to that extent, our opinion is qualified.

16.	Our opinion as to good standing in relation to the Company is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

17.	The Litigation Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court Rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all) or an Originating Process not otherwise filed or disclosed.

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18.	In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand court Rules Order 62.

19.	We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

20.	We make no comment with regard to the references to foreign statutes in the Documents.

21.	We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties, and make no comment with regard to the representations which may be made by the Company.

22.	We express no opinion on and our opinions are subject to the effect, if any, of any provisions of any Document that relies upon financial or numerical computation.

23.	Where a document provides for an exclusive or non-exclusive jurisdiction clause submitting (or permitting the submission) to the jurisdiction of the Courts, a Court may decline to accept jurisdiction in any matter where:

(a)	it determines that some other jurisdiction is a more appropriate or convenient forum;

(b)	another court of competent jurisdiction has made a determination in respect of the same matter; or

(c)	litigation is pending in respect of the same matter in another jurisdiction.

Proceedings may be stayed in the Cayman Islands if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction.

24.	Where a document provides for an exclusive jurisdiction clause submitting to the jurisdiction of a court other than the Courts, notwithstanding any provision of the document providing for the exclusive jurisdiction of a court other than the Courts, the Court may, if it is satisfied that it is just and equitable to allow such proceedings to continue in the Cayman Islands:

(a)	decline to stay proceedings issued in contravention of such provision; or

(b)	grant leave to serve Cayman Islands proceedings out of the Cayman Islands.

25.	If:

(a)	the performance of the Documents or the consummation of the transactions contemplated thereby constitutes an arrangement which facilitates the retention or control by or on behalf of another person of terrorist property (as defined in the Terrorism Act) by concealment, by removal from the jurisdiction or by transfer to nominees; or

(b)	any party to the Documents:

(i) by any means directly or indirectly knowingly provides or collects property (as defined under the Terrorism Act) or attempts to do so, with the intention that the property should be used or in the knowledge that it will be used in whole or in part:

(A) in order to carry out an act of terrorism (as defined under the Terrorism Act);

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(B) by a terrorist (as defined under the Terrorism Act) to facilitate the first-mentioned person’s activities related to acts of terrorism or membership in a terrorist organisation (as defined under the Terrorism Act); or

(C) by a terrorist organisation;

(ii) uses property for the purposes of terrorism;

(iii) possesses property and intends that it should be used, or has reasonable cause to suspect that it may be used, for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations;

(iv) possesses or acquires property which that person knows or has reasonable cause to suspect has been used, directly or indirectly, in the commission of the financing of acts of terrorism, terrorists or terrorist organisations;

(v) acquires property as a result of or in connection with acts of terrorism; or

(vi) enters into or becomes concerned in an arrangement as a result of which terrorist property is made available or is to be made available to another and knows or has reasonable cause to suspect that property will or may be used for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations, then an offence may be committed under the Terrorism Act.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given to the persons to whom it is addressed for their sole benefit and the benefit of their legal advisers acting in that capacity in relation to this transaction. Except with our written consent, it is not to be disclosed to or relied upon by any other person. We bring to your attention that our maximum aggregate liability in respect of all claims for breach of contract or breach of duty or fault or negligence or otherwise arising out of or in connection with this opinion shall be limited to the lesser of three times the professional fees recovered by us in providing this opinion and the total amount of our professional indemnity insurance cover available from time to time.

This opinion only relates to the laws of the Cayman Islands as we presently understand them and is given on the basis that the opinion will be governed by and construed in accordance with the laws of the Cayman Islands and that the Cayman courts will have exclusive jurisdiction in relation to any matter arising out of it. We have made no investigation of any laws other than the laws of the Cayman Islands and do not express or imply any opinion on any such laws. This opinion is given as at the date shown at the top of this letter. We have no continuing obligation under the terms of this opinion to inform you of changes of law or fact occurring after the date of this letter or of facts of which we become aware after such date.

Yours faithfully

STUARTS HUMPHRIES

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